addendum to Investment advisory AGREEMENT

TO:       Miller Investment Trust

The Wellesley Office Park

20 William Street

Wellesley, Massachusetts 02481

Dear Board Members:

You have engaged us selected to act as the investment adviser to the Miller Convertible Plus Fund (the “Fund”) pursuant to a management agreement dated as of July 8, 2014 (the “agreement”). Effective November 1, 2019, we hereby contractually agree to reduce the management fees payable under the Agreement from 1.95% of the average daily net assets of the Fund to 0.95% of the average daily net assets of the Fund. All other terms and conditions of the agreement remain unchanged.

Very truly yours,

Wellesley Asset Management, Inc.

Dated: as of October 29, 2019                                                  By: /s/ Greg Miller

Print Name: Greg Miller

Title: CEO

ACCEPTANCE:

The foregoing Agreement is hereby accepted.

Miller Investment Trust

Dated: as of October 29, 2019                                                  By: /s/ Greg Miller

Print Name: Greg Miller

Title: President